Exhibit 99.1

Press Release

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Reaches Agreement with Cingular and
AT&T Wireless on Wireless Services in Cincinnati and Dayton

•	Cincinnati Bell Inc. and Cingular agree to significantly reduced roaming rates for five years

•	Reduced expense will substantially offset reduced revenue

•	Cincinnati Bell Inc. to gain right to purchase 19.9% interest for $83 million

CINCINNATI – August 5, 2004 — Cincinnati Bell Inc. (NYSE:CBB) today announced that it has reached agreement with AT&T Wireless (NYSE:AWE) and Cingular Wireless LLC (Cingular) regarding changes to the company’s existing wireless joint venture with AWE. These changes will be effective upon completion of Cingular’s pending acquisition of AWE and resolve certain issues impacting the company’s wireless operations that arise in connection with that transaction.

“We are very pleased with the results of these discussions,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. “This agreement ensures that we will continue to offer outstanding nationwide wireless service at attractive prices for our customers in Cincinnati and Dayton. The right to purchase the remaining interest in our wireless business will allow Cincinnati Bell to continue to offer high-quality, bundled service to our customers, and further solidifies the profitability of the company.”

Key Features of this Agreement

•	The company receives reduced roaming rates, on both TDMA and GSM, pursuant to a five-year contract with Cingular subject to certain termination rights. The company expects that these rates will significantly reduce the company’s roaming costs, offsetting the possible loss of roaming revenue, so as to be substantially neutral to recurring operating income. In the second quarter of 2004, the company reported roaming revenue of $3 million and roaming expense of $8 million.

•	The company receives the right, but not the obligation, to purchase the remaining 19.9 percent stake in the wireless business for $83 million. This call right becomes effective September 30, 2005.

•	Cingular receives the right, but not the obligation, to sell the remaining 19.9 percent stake in the business to the company for $83 million. This put right becomes effective September 30, 2005.

•	Upon the completion of Cingular’s acquisition of AWE, the company will waive the non-compete clause present in the current Operating Agreement governing the joint venture with AWE. Both the company and Cingular will continue to offer wireless services in the Cincinnati and Dayton markets.

Important Note

•	The company has recently finalized an amendment to the company’s credit facility which specifically allows the company to purchase the 19.9 percent stake in the wireless joint venture and to finance that purchase with the available capacity in the revolving credit portion of the facility, should it become necessary to execute such a purchase.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believe,” “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but are not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company’s recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this press release represent the company’s estimates as of August 5, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.